Exhibit 3.6

[SEAL]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100080056-72 Filing Date and Time 02/08/2010 2:37 PM Entity # C34406-2004

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Shawnee Energy, Inc.

2.           The articles have been amended as follows (provide article numbers, if available):

      Article No. 1. is amended to be as follows:  “1.  Name of corporation:  Internet Infinity, Inc.”

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  24,429,196.

4.           Effective date of filing:  (optional)

5.           Officer Signature:

/s/ George Morris
George Morris, CEO